  AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1995.

                                                 REGISTRATION NO. 33-64987
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          KENTUCKY UTILITIES COMPANY
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

         KENTUCKY AND VIRGINIA                       61-0247570
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

                              ONE QUALITY STREET
                           LEXINGTON, KENTUCKY 40507
                                 606/255-2100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                     O.M. GOODLETT, SENIOR VICE PRESIDENT
                              ONE QUALITY STREET
                           LEXINGTON, KENTUCKY 40507
                                 606/255-2100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                 WITH COPY TO:
        ROBERT A. YOLLES, ESQ.                D. COLLIER KIRKHAM, ESQ.
      JONES, DAY, REAVIS & POGUE               CRAVATH, SWAINE & MOORE
         77 WEST WACKER DRIVE                      WORLDWIDE PLAZA
     CHICAGO, ILLINOIS 60601-1692                 825 EIGHTH AVENUE
             312/782-3939                     NEW YORK, NEW YORK 10019
                                                    212/474-1000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

              PRELIMINARY PROSPECTUS DATED DECEMBER 18, 1995

                                  $36,000,000

                           KENTUCKY UTILITIES COMPANY

         FIRST MORTGAGE BONDS, SERIES S,   %, DUE DECEMBER 1, 2005

  The First Mortgage Bonds, Series S,   %, due December 1, 2005 (the "Bonds")
are being offered by Kentucky Utilities Company. The Bonds will mature on December 1, 2005. Interest on the Bonds is payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1996. The Bonds are not subject to redemption prior to maturity.

  The Bonds will be represented by a single Global Security registered in the name of a nominee of The Depository Trust Company, as depository. Interests in the Global Security will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. See "Book-Entry System."

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                                    INITIAL PUBLIC   UNDERWRITING   PROCEEDS TO
                                   OFFERING PRICE(1) COMMISSION(2) COMPANY(1)(3)
                                   ----------------- ------------- -------------
Per Bond..........................       100%               %             %
Total.............................    $36,000,000       $             $

-----

(1) Plus accrued interest from December 1, 1995.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting expenses payable by the Company, estimated at $190,000.

                                  -----------

  The Bonds are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Bonds will be made in book-entry form only through the facilities of DTC in New York, New
York, on or about            , 1995.


GOLDMAN, SACHS & CO.                           J.J.B. HILLIARD, W.L. LYONS, INC.

                                  -----------

                The date of this Prospectus is           , 1995.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the office of the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. The Company is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested by a holder.

  The Company has filed a Registration Statement with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Bonds. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and the exhibits thereto for further information with respect to the Company and the Bonds.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form 10-K") and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 filed by the Company with the Commission are incorporated in this Prospectus by reference and are made a part hereof. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering made by this Prospectus, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated in this Prospectus by reference, other than exhibits to such documents that have not been specifically incorporated by reference herein or therein. Requests should be directed to O.M. Goodlett, Senior Vice President, Kentucky Utilities Company, One Quality Street, Lexington, Kentucky 40507, 606/255-2100.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE BONDS OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              SELECTED INFORMATION

  The following information is qualified in its entirety by the detailed information and the financial statements and notes appearing elsewhere in this Prospectus or in the documents incorporated in this Prospectus by reference.

                                  THE OFFERING

Securities Offered................  $36,000,000 of First Mortgage Bonds, Series
                                    S,    %, due December 1, 2005
Maturity Date.....................  December 1, 2005
Interest Payment Dates............  June 1 and December 1
Mandatory Redemption..............  None
Optional Redemption...............  None
Use of Proceeds...................  To retire (through redemption, purchase or otherwise) the Company's $35,500,000 First
                                    Mortgage Bonds, Series K, 7 3/8%, due
                                    December 1, 2002 (the "Prior Bonds")
                                  THE COMPANY
Business..........................  Electric utility
Service area......................  Central, southeastern and western Kentucky and southwestern Virginia
Estimated Population of Service
 Area.............................  Approximately 1,000,000
Customers.........................  Approximately 451,300
Sources of KWH Generation for year
 ended December 31, 1994..........  99% coal and 1% other
Estimated 1995-1999 Construction
 Expenditures (including Clean Air
 Act Construction Expenditures of
 approximately $18 million).......  $521 million

                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                                     12 MONTHS
                                                                       ENDED
                                         YEAR ENDED DECEMBER 31,   SEPTEMBER 30,
                                        --------------------------     1995
                                          1992     1993     1994    (UNAUDITED)
                                        -------- -------- -------- -------------
SELECTED INCOME STATEMENT DATA:
  Operating Revenues................... $575,821 $606,588 $636,652   $675,864
  Income Before Interest Charges....... $117,213 $114,000 $111,579   $107,416
  Net Income........................... $ 76,298 $ 81,286 $ 77,512   $ 68,457

RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED):

  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of net income plus fixed charges, current income taxes, deferred income taxes-net and deferred investment tax credit-net and excludes undistributed earnings of an equity investment. Fixed charges consist of interest on long-term debt (net of amortization and debt discount, premium and expense) and other interest charges.

                                                                   12 MONTHS
                                        YEAR ENDED DECEMBER 31,      ENDED
                                        ------------------------ SEPTEMBER 30,
                                        1990 1991 1992 1993 1994     1995
                                        ---- ---- ---- ---- ---- -------------
      Ratio of Earnings to Fixed
       Charges......................... 4.27 4.38 3.80 4.82 4.46     3.67

CAPITALIZATION (UNAUDITED):

  Capitalization of the Company as of September 30, 1995, as adjusted, gives effect to the sale of the Bonds and the use of the estimated net proceeds thereof to retire the Prior Bonds.

                                           SEPTEMBER 30, 1995
                                          ---------------------      % OF
                                                         AS     CAPITALIZATION
                                            ACTUAL    ADJUSTED   AS ADJUSTED
                                          ---------- ---------- --------------
      Long-Term Debt, including
       unamortized premium............... $  546,002 $  546,502      47.2
      Preferred Stock....................     40,000     40,000       3.5
      Common Stock Equity................    570,547    570,547      49.3
                                          ---------- ----------     -----
          Total Capitalization........... $1,156,549 $1,157,049     100.0%

                                  THE COMPANY

  Kentucky Utilities Company, a Kentucky and Virginia corporation (the "Company"), is a public utility engaged in producing and selling electric energy. The Company provides electric service to about 422,800 customers in 77 counties in Kentucky and about 28,500 customers in five counties in southwestern Virginia. The largest city served is Lexington, Kentucky. The territory served includes most of the Blue Grass Region in central Kentucky and parts of the coal mining areas in southeastern and western Kentucky and southwestern Virginia. Lexington is the center of the Blue Grass Region, in which thoroughbred horse, burley tobacco and bourbon whiskey distilling industries are located. KU Energy Corporation, a publicly owned holding company, is the owner of all of the outstanding Common Stock of the Company. The Company's executive offices are located at One Quality Street, Lexington, Kentucky 40507, and its telephone number is 606/255-2100.

                                USE OF PROCEEDS

  The net proceeds from the issuance and sale of the Bonds will be used to retire (through redemption, purchase or otherwise) the Prior Bonds. Any Prior Bonds purchased will be purchased at a price not in excess of the then-current redemption price applicable to the Prior Bonds. In case of the redemption or purchase of Prior Bonds, proceeds of the Bonds may be applied to pay any redemption premium or purchase price in excess of the principal amount.

                             DESCRIPTION OF BONDS

GENERAL

  The Bonds will be issued as an additional series under, and secured by, the Indenture of Trust dated May 1, 1947, as amended and supplemented, and as to be further amended by a supplemental indenture to be entered into in connection with the Bonds (the "New Supplemental Indenture"), between the Company and First Trust of Illinois, National Association, Chicago, Illinois, as successor to Bank of America Illinois (the "Trustee"), and an individual successor Co-Trustee (collectively, the "Trustees"). The Indenture of Trust and the New Supplemental Indenture, copies of which are filed as exhibits to the Registration Statement, are herein called the "Indenture."

  The Indenture is filed as an exhibit to the Registration Statement and is incorporated herein by reference. The following statements, unless the context otherwise indicates, are brief summaries of the substance or general effect of certain provisions of the Indenture. The statements make use of defined terms and are not complete; they are subject to all the provisions of the Indenture and are qualified in their entirety by reference to the Indenture.

  The Bonds will be limited to $36,000,000 in aggregate principal amount. The
Bonds will mature on December 1, 2005 and bear interest at the rate of    %
per annum. Interest on the Bonds will accrue from December 1, 1995, and will be payable semi-annually on June 1 and December 1, commencing June 1, 1996. Subject to certain exceptions, the New Supplemental Indenture provides for the payment of interest on each interest payment date only to persons in whose names the Bonds are registered on the applicable record date (the immediately preceding May 15 or November 15). See "Book-Entry System."

  The holders of the outstanding first mortgage bonds do not have the right to tender such first mortgage bonds to the Company for repurchase upon the Company or KU Energy Corporation becoming involved in a highly leveraged or change in control transaction. The Indenture does not have any provision which is designed specifically in response to highly leveraged or change in control transactions. However, bondholders would have the security afforded by the first mortgage lien on substantially all the Company's property as described under "Security" below. In addition, any change in control transaction and any incurrence of additional indebtedness (as first mortgage bonds or otherwise) by the Company in such a transaction would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that such approvals would be unlikely in any transaction which would result in the Company, or a successor to the Company, having a highly leveraged capital structure.

  Except as otherwise provided below under "Book-Entry System," principal and interest on the Bonds will be payable in Chicago, Illinois, or New York, New York and interest will be payable, at the option of the Company, by check mailed to the registered owners of the Bonds and the Bonds will be issued only in fully registered form without coupons, in denominations of $1,000 each or any integral multiple thereof. Transfers and exchanges of Bonds for other registered Bonds will be made without charge other than for any taxes or other governmental charges. The Company will not be required to transfer, exchange or register Bonds during the 10 days next preceding an interest payment date applicable to such Bonds. See "Book-Entry System."

  At September 30, 1995, the Company had outstanding $542,630,000 in principal amount of first mortgage bonds issued under the Indenture. Bonds may be authenticated against an equal principal amount of first mortgage bonds which have been retired and/or in an amount equal to 60% of net expenditures for bondable property not theretofore bonded. At September 30, 1995, the principal amount of retired first mortgage bonds available as a basis for authenticating additional first mortgage bonds aggregated $36,700,000 and unbonded net expenditures for bondable property aggregated not less than $390,600,000. See "Issuance of Additional Bonds" below. For the five year period ended December 31, 1994, gross additions to the utility properties of the Company aggregated about $584,129,000. Gross retirements for such period were about $55,247,000.

DEBT RETIREMENT

  Neither the Bonds nor any series of first mortgage bonds to be outstanding upon retirement of the Prior Bonds are entitled to any covenant providing for the retirement or amortization of bonds outstanding or for the certification of expenditures for bondable property in lieu of such retirement.

REDEMPTION


  The Bonds are not subject to redemption prior to maturity for any purpose.

MAINTENANCE AND REPAIR

  With respect to the Company's first mortgage bonds of all prior series issued under the Indenture (other than pollution control series Nos. 7, 8, 1B, 2B, 3B, 4B, 9 and 10), the Indenture provides that so long as such first mortgage bonds are outstanding, and the New Supplemental Indenture will provide that, so long as the Bonds are outstanding, the Company will expend during each calendar year, and certify to the Trustees, an amount equal to 15% of its utility operating revenues for such year, after deducting from such revenues the cost of electricity, gas and water purchased for exchange or resale, for (1) the maintenance and repair of its utility properties, (2) bondable property on which the Indenture is a first mortgage lien, and/or (3) the retirement of the Company's first mortgage bonds of any series heretofore or hereafter issued under the Indenture. In lieu of such requirement, the Company may pay to the Trustees, in cash, any deficiency in the amount required to be so expended, after deducting any unapplied excess expenditures previously made for any of such purposes. Any such cash may be applied to the retirement, through purchase, payment or redemption, of the Company's first mortgage bonds (such retirement by redemption to be only if such first mortgage bonds are otherwise redeemable) or be withdrawn by the Company to the extent of 100% of either gross or net expenditures for bondable property on which the Indenture is a first mortgage lien. There is no requirement under the Indenture that future series of the Company's first mortgage bonds be entitled to a maintenance or repair covenant.

  The Indenture also provides that (i) the Company shall maintain the mortgaged properties in good repair and working order, (ii) the Trustee may, and if requested by holders of a majority in principal amount of all outstanding first mortgage bonds of the Company and furnished with the necessary funds therefor shall, cause such properties to be inspected by an independent engineer (not more often than at five-year intervals) to determine whether they have been so maintained and whether any property, not retired on the Company's books, should be so classified for the purpose of computing net expenditures for bondable property or otherwise, and (iii) the Company shall make good any deficiency in maintenance disclosed by such engineer's report as rendered or as modified by arbitration.

SECURITY

  The Bonds will be secured by the lien of the Indenture and will rank equally with all the Company's first mortgage bonds at any time outstanding under and secured by the Indenture, except as to differences between series permitted by the Indenture and not affecting the rank of the lien thereof. In the opinion of Ogden Newell & Welch, Louisville, Kentucky, counsel for the Company, the Indenture constitutes a first mortgage lien, subject only to permitted encumbrances and liens and prepaid liens, on all or substantially all the permanent fixed properties now owned by the Company. One small hydroelectric generating station is located on land owned by the United States and is operated under an annually renewable license; a few small substations are maintained on land over which the Company holds easements; and certain of the electric transmission lines and distribution lines are installed on public streets, alleys and highways or are located on easements or rights-of-way. With respect to property located in Virginia, no examination of underlying titles as to easements or rights-of-way for transmission or distribution lines has been made, but, should the rights of the Company in this respect be questioned, valid easements and rights-of-way in Virginia may, in the opinion of counsel, be acquired from private property owners by condemnation proceedings. The Indenture contains provisions subjecting after-acquired property, other than excepted property, to the lien thereof. Such provisions might not be effective
(i) as to proceeds, products, rents, issues or profits of property subject to the lien of the Indenture realized, and additional property acquired, within 90 days prior and subsequent to the filing of a case with respect to the Company under the United States Bankruptcy Code, state insolvency laws or other similar laws affecting the enforcement of creditors' rights and (ii) with respect to property located in Virginia not so affixed to other property as to become subject to the lien of the Indenture without resort to the after-acquired property provisions, the lien may be defeated, until recordation of a further supplemental indenture conveying such property to the Trustees after its acquisition, (a) by the intervention of bankruptcy proceedings or (b) by the attachment of a judgment lien or by sale to purchasers for value without notice. The Indenture excepts or excludes from the lien thereof all cash, securities, accounts and bills receivable, choses in action and certain judgments not deposited or pledged with the Trustees, certain personal property held for sale, lease, rental or consumption in the ordinary course of business, the last day of each term under any lease of property, all gas, oil and other minerals under any property subject thtereto, and certain real estate described therein.

ISSUANCE OF ADDITIONAL BONDS

  The Indenture does not fix an overall dollar limitation on the aggregate principal amount of first mortgage bonds that may be issued or outstanding thereunder. First mortgage bonds may be issued from time to time under the Indenture in a principal amount equal to: (a) 60% of eligible net expenditures made by the Company for bondable property constructed or acquired by it and on which the Indenture is a first mortgage lien, subject only to permitted encumbrances and liens and prepaid liens, (b) the principal amount of previously authenticated first mortgage bonds which have been retired or for the retirement of which the Trustee holds the necessary funds, other than certain first mortgage bonds not usable for the purpose under the terms of the Indenture, and (c) the amount of money deposited with the Trustee for the purpose, which money may be applied to the retirement of the

Company's first mortgage bonds or may be withdrawn in lieu of the authentication of an equivalent principal amount of first mortgage bonds under the Indenture provisions referred to in clauses (a) and (b). Net expenditures for bondable property are determined as provided in the Indenture. In general, bondable property means any utility plant, property or equipment owned by the Company and used or useful in its utility business.

  No additional first mortgage bonds may be authenticated under the Indenture provisions referred to in clauses (a) and (c) above, or authenticated as provided in clause (b) above, bearing a higher rate of interest than the first mortgage bonds to be retired (unless such first mortgage bonds to be retired would mature within five years), unless the Company's net earnings (as described below) for a 12-month period ending within 90 days next preceding such authentication were at least equal to twice the interest for one year on
(1) all first mortgage bonds to be outstanding under the Indenture immediately after such authentication, other than first mortgage bonds for the retirement of which the Trustee hold the necessary funds, and (2) all other indebtedness then secured by a lien equal or prior to the Indenture on property of the Company, with certain exceptions.

  Net earnings of the Company for any period are determined under the Indenture by deducting from the total gross earnings and income of the Company for the period, all its operating expenses for the period, including current maintenance and repairs, rentals, insurance, taxes other than income taxes, and all charges or provisions for depreciation, retirements, renewals and replacements, but not amortization, computed as provided in the Indenture. The Indenture presently provides that in computing net earnings, the amounts to be deducted for maintenance and repairs, and for charges or provisions for depreciation, retirements, renewals and replacements, shall aggregate not less than 15% of the Company's utility operating revenues for the period, after deducting from such revenues the cost of electricity, gas and water purchased for resale. By a supplemental indenture dated May 1, 1991, the Indenture was amended to provide in effect that, upon the effectiveness of the amendment as described below, in computing net earnings for any period, the amounts to be deducted for charges or provisions for maintenance and repairs, and for depreciation, retirements, renewals and replacements, shall aggregate not less than an amount equal to 2 1/4% of the arithmetical average of the amount of depreciable bondable property (as defined in the Indenture) at the beginning and at the end of such period. Until the foregoing amendment is effective, upon the retirement or with the consent of the holders of the Prior Bonds and all the Company's first mortgage bonds, pollution control series No. 7, the Company will be required to comply with the Indenture requirements as to the method of computing net earnings, without regard to such amendment. Holders of the Bonds, holders of the Company's first mortgage bonds, series P, Q and R and pollution control series Nos. 8, 1B, 2B, 3B, 4B, 9 and 10 and holders of the Company's first mortgage bonds of subsequent series will be bound by the foregoing amendment when it becomes effective as described.

ACQUISITION OF PROPERTY SUBJECT TO A PRIOR LIEN

  The Indenture presently provides in effect that the Company will not acquire any property of a value in excess of $500,000 which at the time of acquisition is subject to a lien equal or prior to the Indenture (other than permitted encumbrances and liens and prepaid liens) unless, at that time, (a) the principal amount of all outstanding obligations secured by such equal or prior lien shall not exceed 60% of the fair value of any bondable property so acquired and (b) the net earnings of such property during a 12-month period ending within 90 days next preceding such acquisition were at least equal to twice the annual interest charge on such obligations, except any of such obligations owed by the Company or for the retirement of which the necessary funds are deposited under such lien or with the Trustee. By supplemental indenture dated May 15, 1992, the Indenture was amended to provide that, upon the effectiveness of such amendment as described below, the dollar amount referred to above shall be the lesser of (i) $25,000,000 or (ii) 10 percent of utility plant less accumulated depreciation of the Company at the time of acquisition, but in no event less than $500,000. Such amendment will be effective upon the retirement or with the consent of the holders of the Prior Bonds and all the Company's first mortgage bonds, pollution control series Nos. 7 and 8. The foregoing covenant, as amended as described above, will be extended to the Bonds. Holders of the Bonds, holders of the Company's first mortgage bonds, series P, Q and R and pollution control series Nos. 1B, 2B, 3B, 4B, 9 and 10 and holders of first mortgage bonds of subsequent series will be bound by the foregoing amendment when it becomes effective as described.

LIMITATIONS ON COMMON STOCK DIVIDENDS

  The Bonds are not entitled to any covenant restricting payment of dividends on the Company's common stock. However, the Indenture provides in effect that, so long as the Prior Bonds and any first mortgage bonds, pollution control series No. 7 are outstanding thereunder, the Company will not declare or pay any dividends on its common stock (other than in stock), or make any other distribution on or purchase any of its common stock, unless, for the period beginning May 1, 1947 to the date of such payment, distribution or purchase, the total amount expended by the Company for maintenance and repairs and provided for depreciation of properties subject to the lien of the Indenture, plus the earned surplus (retained earnings) of the Company earned during such period and remaining after any such payment, distribution or purchase, shall aggregate not less than 15% of the Company's total utility operating revenues for the period, after deducting from such revenues the cost of electricity, gas and water purchased for exchange or resale. For the period May 1, 1947 to September 30, 1995, the total of the amounts so expended and provided by the Company for such maintenance, repairs and depreciation, plus the undistributed earned surplus accumulated during the period, aggregated about 21% of such revenues and, exclusive of such earned surplus, aggregated about 18% of such revenues. The Company's first mortgage bonds, series P, Q and R and pollution control series Nos. 8, 1B, 2B, 3B, 4B, 9 and 10 are not entitled to the benefit of any covenant restricting the payment of dividends on the Company's common stock. First mortgage bonds of the Company may be issued in the future which are entitled to the benefits of more stringent or less stringent covenants with respect to payments of dividends by the Company, or may be entitled to no such covenants.

MODIFICATION OF INDENTURE

  The terms and provisions of the Indenture may be modified or amended from time to time by a supplemental indenture executed by the Company and the Trustees and without the consent of bondholders, for any one or more of the purposes provided in the Indenture. Such purposes include, among others, (1) any change or modification of any of the terms or conditions of the Indenture, provided that such change or modification would not adversely affect the first mortgage bonds then outstanding under the Indenture and is made effective only with respect to first mortgage bonds authenticated under the Indenture after the execution of such supplemental indenture and (2) any other change or modification of such terms or conditions which is not inconsistent with the terms, and which shall not impair the security, of the Indenture.

  By supplemental indenture dated August 1, 1979, the Indenture was amended to provide that upon the effectiveness of such amendment as described below the Indenture may be amended in any respect with the consent of the holders of not less than 66 2/3% in principal amount of all of the Company's first mortgage bonds of all series then outstanding under the Indenture that would be affected thereby, except that, without the consent of the holder of each outstanding first mortgage bond affected thereby, no such amendment shall, among other things, (i) extend the time or times or otherwise affect the terms of payment of the principal, interest or premium in respect of any first mortgage bond, or reduce the principal amount of any first mortgage bond or any premium thereon or the rate of interest thereon, (ii) impair the right of any bondholder to institute suit for the enforcement of any such payment in respect of his first mortgage bonds, (iii) permit the creation of any lien ranking prior to, or on a parity with, the lien of the Indenture, other than permitted encumbrances and liens or prepaid liens, (iv) deprive any nonassenting bondholder of a lien on the mortgaged property for the security of his first mortgage bonds or (v) reduce the percentage in principal amount of first mortgage bonds, the consent of the holders of which is required for any such amendment. Such amendment will be effective upon the retirement or with the consent of the holders of the Prior Bonds. The foregoing amendment is binding upon holders of the Bonds, holders of the first mortgage bonds, series P, Q and R and pollution control series Nos. 7, 8, 1B, 2B, 3B, 4B, 9 and 10 and holders of first mortgage bonds of subsequent series.

  By supplemental indenture dated May 15, 1992, the Indenture was further amended to provide that upon the effectiveness of such amendment as described below the percentage of bondholders necessary to consent to amendments shall be 51% (instead of 66 2/3% as described above). Such amendment will be effective upon (i) the effectiveness of the amendment included in the supplemental indenture of August 1, 1979 described above and (ii) the retirement or with the consent of the holders of all the Company's first mortgage bonds, pollution control series Nos. 7 and 8. Holders of the Bonds and holders of first mortgage bonds, series P, Q and R and pollution control series Nos. 1B, 2B, 3B, 4B, 9 and 10 and holders of first mortgage bonds of subsequent series will be bound by the foregoing amendment when it becomes effective as described.

OTHER INDENTURE PROVISIONS

  Holders of a majority in principal amount of the first mortgage bonds secured by the Indenture have the right to direct the time, method and place of conducting proceedings for remedies available to, or exercising any trust or power of, the Trustees. However, the Trustees may decline to follow such directions in certain circumstances specified in the Indenture; the Trustees are not required to exercise powers of entry or sale under the Indenture; and the Trustees are entitled to be indemnified against expenditures incurred in connection with taking any directed action or proceeding.

  A "default" or an "event of default" under the Indenture means: (a) failure to pay the principal of any first mortgage bond of the Company when due at maturity or otherwise; (b) failure to pay first mortgage bond interest within 60 days after its due date; (c) failure to pay the principal of, or interest on, any prior lien bond, continued beyond the grace period (if any) specified in the lien securing such bond and also continued beyond 30 days after written notice to the Company of such failure; (d) failure of the Company for 90 days after written demand to comply with any other covenant or condition in the Indenture or in any first mortgage bond or any prior lien bond or lien; or (e) certain events relating to bankruptcy, insolvency, assignment or receivership. The Trustees are required to give notice to bondholders of defaults known to the Trustees, within 90 days after the occurrence thereof; provided that the Trustees may withhold giving notice to bondholders of defaults (other than any default in payment of interest, principal or sinking or purchase fund installment in respect of any first mortgage bond secured by the Indenture) if the Trustees determine in good faith that such withholding is in the interest of the bondholders. Upon default, the Trustees may, among other remedies, and upon written notice from the holders of a majority in principal amount of first mortgage bonds then outstanding under the Indenture shall, declare the principal of all first mortgage bonds to be immediately due and payable. Upon certain terms and conditions, the declaration of acceleration may be rescinded and waived.

  The Company is required to furnish to the Trustees certificates of officers and engineers and, in certain cases, of accountants in connection with the authentication of first mortgage bonds, withdrawal of money, release of property and other matters, and opinions of counsel as to the lien of the Indenture and other matters. The Company also is required to furnish the Trustee, not less frequently than annually, a certificate as to the Company's compliance with the terms of the Indenture, including the satisfaction of the maintenance and renewal and the debt retirement provisions of the Indenture, and an opinion of counsel with respect to the lien of the Indenture.

                               BOOK-ENTRY SYSTEM

  The Bonds, as issued initially, will be represented by one fully-registered global security (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or its successor as depository (the "Depository"), and registered in the name of the Depository or a nominee of the Depository.

  So long as the Depository, or its nominee, is the registered owner of the Global Security, such Depository or such nominee, as the case may be, will be considered the owner of such Global Security for all purposes, including any notices and voting. Except in the circumstances described below, the owners of beneficial interests in the Global Security will not be entitled to have any individual Bonds registered in their names, will not receive or be entitled to receive physical delivery of any such Bonds and will not be considered the owners of Bonds under the Indenture. Accordingly, each person holding a beneficial interest in the Global Security must rely on the procedures of the Depository and, if such person is not a Direct Participant (as herein defined), on procedures of the Direct Participant through which such person holds its interest, to exercise any of the rights of a registered owner of such Bond.

  If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue individual securities in certificated form ("Certificated Securities") in exchange for the Global Security or Global Securities representing the corresponding book-entry Bonds represented by one or more Global Securities and, in such event, will issue Certificated Securities in exchange for the Global Securities representing the corresponding book-entry Bonds. Further, in such event, an owner of a beneficial interest in a Global Security representing book-entry Bonds may, on terms acceptable to the Company and the Depository for such Global Security, receive such book-entry Bonds as Certificated Securities. In any such instance, an owner of a beneficial interest in a Global Security representing book-entry Bonds will be entitled to physical delivery of individual Certificated Securities equal in principal amount to such beneficial interest and to have such Certificated Securities registered in the name of such owner. Certificated Securities will be issued as registered Bonds in denominations of $1,000. See "Description of Bonds--General."

  The following is based solely on information furnished by DTC:

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for such purchases of Global Securities on DTC's records. The ownership interest of each actual purchaser of each Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.

  To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  If the Global Securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the Global Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

  Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants whose accounts the Global Securities are credited on the record date (identified in a listing attached to the omnibus proxy).

  Principal and interest payments on the Global Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest on Bonds represented by Global Securities to DTC is the responsibility of the Company and the Trustee. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  DTC may discontinue providing its services as securities depository with respect to the Global Securities at any time by giving reasonable notice to the Company and the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Bonds in certificated form are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Bonds in certificated form are required to be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  The Underwriters are Direct Participants of DTC.

  NONE OF THE COMPANY, THE TRUSTEE, OR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF ANY GLOBAL SECURITY WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL INTERESTS IN SUCH GLOBAL SECURITY OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL INTERESTS.

                                 LEGAL OPINIONS

  The validity of the Bonds will be passed upon for the Company by Jones, Day, Reavis & Pogue, 77 West Wacker, Chicago, Illinois 60601-1692, and Ogden Newell & Welch, 1200 One Riverfront Plaza, Louisville, Kentucky 40202. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019.

  The Company is advised that as of September 30, 1995 members of Ogden Newell & Welch owned 13,987 shares of common stock of KU Energy Corporation.

  The statements as to matters of law or legal conclusions with respect to the jurisdiction of certain federal regulatory commissions expressed under Item 1, Business--Regulation in the 1994 Form 10-K have been prepared or reviewed by Jones, Day, Reavis & Pogue. The statements as to matters of law or legal conclusions (a) relating to the jurisdiction of certain state regulatory commissions, expressed under Item 1, Business--Regulation in the 1994 Form 10-K, (b) relating to the Company's compliance with environmental standards and regulations expressed under Item 1, Business--Environmental Matters in the 1994 Form 10-K and (c) expressed under "Description of Bonds--Security" in this Prospectus, have been prepared or reviewed by Ogden Newell & Welch. Such statements are made upon the authority of such counsel, who have given their opinions that such statements as to such matters are correct.

                                    EXPERTS

  The audited financial statements and financial statement schedule of the Company included in the 1994 Form 10-K and incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Bonds set forth opposite its name below:

                                                                     PRINCIPAL
                                                                     AMOUNT OF
      UNDERWRITER                                                      BONDS
      -----------                                                   -----------
      Goldman, Sachs & Co.......................................... $
      J.J.B. Hilliard, W.L. Lyons, Inc.............................
                                                                    -----------
          Total.................................................... $36,000,000
                                                                    ===========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Bonds, if any are taken.

  The Underwriters propose to offer the Bonds in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of     % of the principal amount of the Bonds. The Underwriters may
allow, and such dealers may reallow, a concession not to exceed     % of the
principal amount of the Bonds to certain brokers and dealers. After the Bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Bonds are a new issue of securities with no established trading market. The Bonds will not be listed on any national securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Bonds.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-TATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICI-TATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAW-FUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Information by Reference..........................   2
Selected Information.......................................................   3
The Company................................................................   5
Use of Proceeds............................................................   5
Description of Bonds.......................................................   5
Book-Entry System..........................................................  11
Legal Opinions.............................................................  13
Experts....................................................................  13
Underwriting...............................................................  14

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $36,000,000

                           KENTUCKY UTILITIES COMPANY

                             FIRST MORTGAGE BONDS,
                                SERIES S,     %,

                           DUE DECEMBER 1, 2005

                                  -----------

                                   PROSPECTUS

                                  -----------

                              GOLDMAN, SACHS & CO.

                                J.J.B. HILLIARD,
                                W.L. LYONS, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  All amounts estimated except as indicated:

      Securities and Exchange Commission, registration fee........... $ 12,413*
      Printing of Registration Statement, Prospectus, Supplemental
       Indenture, Bonds, Etc.........................................   40,000
      Fees of Trustee................................................   25,000
      Fees of Rating Agencies........................................   25,000
      Fees of Accountants............................................   10,000
      Expenses and counsel fees for qualification or registration of
       the Bonds under "blue sky" laws...............................    1,000
      Counsel fees...................................................   75,000
      Miscellaneous expenses, including traveling, telephone,
       copying, shipping, recording, etc.............................    1,587
                                                                      --------
          Total...................................................... $190,000
                                                                      ========

--------
*  Exact amount

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 271B.8-500 to 271B.8-580 of the Kentucky Business Corporation Act provide that the registrant may, and in some cases must, indemnify each director and each officer of the registrant against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of the fact that he is or was a director or officer of the registrant, subject to certain conditions and limitations. Similar provisions are contained in Sections 13.1-696 to 13.1-704 of the Virginia Stock Corporation Act.

  The registrant's Amended and Restated Articles of Incorporation and By-laws provide, in general, for mandatory indemnification of directors and officers by the registrant to the fullest extent permitted by law.

  Officers and directors of the registrant are covered by insurance policies purchased by the registrant under which they are insured (subject to exceptions and limitations specified in the policies) against expenses and liabilities arising out of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

  Reference is made to Section 8 of the form of Underwriting Agreement (filed as Exhibit 1.01), which contemplates indemnification of the Company's officers, directors and controlling persons by the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS

      EXHIBIT
      NUMBER                    DESCRIPTION OF DOCUMENTS
      -------                   ------------------------
      1.01     Form of First Mortgage Bond Underwriting Agreement. (Ex-
               hibit 1.01 in File No. 33-69852) Incorporated by refer-
               ence.
      4.01     Indenture of Mortgage or Deed of Trust dated May 1, 1947
               between the Company and Continental Illinois National Bank and Trust Company of Chicago and Edmond B. Stofft, as
               Trustees, (Amended Exhibit 7(a) in File No. 2-7061), and
               Supplemental Indentures thereto dated, respectively, Janu-
               ary 1, 1949 (Second Amended Exhibit 7.02 in File No. 2-
               7802), July 1, 1950 (Amended Exhibit 7.02 in File No. 2-
               8499), June 15, 1951 (Exhibit 7.02(a) in File No. 2-8499),
               June 1, 1952 (Amended Exhibit 4.02 in File No. 2-9658),
               April 1, 1953 (Amended Exhibit 4.02 in File No. 2-10120),
               April 1, 1955 (Amended Exhibit 4.02 in File No. 2-11476),
               April 1, 1956 (Amended Exhibit 2.02 in File No. 2-12322),
               May 1, 1969 (Amended Exhibit 2.02 in File No. 2-32602),
               April 1, 1970 (Amended Exhibit 2.02 in File No. 2-36410),
               September 1, 1971 (Amended Exhibit 2.02 in File No. 2-
               41467), December 1, 1972 (Amended Exhibit 2.02 in File No.
               2-46161), April 1, 1974 (Amended Exhibit 2.02 in File No.
               2-50344), September 1, 1974 (Exhibit 2.04 in File No. 2-
               59328), July 1, 1975 (Exhibit 2.05 in File No. 2-59328),
               May 15, 1976 (Amended Exhibit 2.02 in File No. 2-56126),
               April 15, 1977 (Exhibit 2.06 in File No. 2-59328), August
               1, 1979 (Exhibit 2.04 in File No. 2-64969), May 1, 1980
               (Exhibit 2 to Form 10-Q Quarterly Report of the Company
               for the quarter ended June 30, 1980), September 15, 1982
               (Exhibit 4.04 in File No. 2-79891), August 1, 1984 (Ex-
               hibit 4B to Form 10-K Annual Report of the Company for the year ended December 31, 1984), June 1, 1985 (Exhibit 4 to
               Form 10-Q Quarterly Report of the Company for the quarter
               ended June 30, 1985), May 1, 1990 (Exhibit 4 to Form 10-Q
               Quarterly Report of the Company for the quarter ended June
               30, 1990), May 1, 1991 (Exhibit 4 to Form 10-Q Quarterly
               Report of the Company for the quarter ended June 30,
               1991), March 1, 1992 (Exhibit 4B to Form-10K Annual Report
               of the Company for the year ended December 31, 1992), May
               15, 1992 (Exhibit 4.02 to Form 8-K of the Company dated
               May 14, 1992), August 1, 1992 (Exhibit 4 to Form 10-Q
               Quarterly Report of the Company for the quarter ended Sep-
               tember 30, 1992), June 15, 1993 (Exhibit 4.02 to Form 8-K
               of the Company dated June 15, 1993), December 1, 1993 (Ex-
               hibit 4.01 to Form 8-K of the Company dated December 10,
               1993), November 1, 1994 (Exhibit 4C to Form 10-K Annual
               Report of the Company for the year ended December 31,
               1994) and June 1, 1995 (Exhibit 4 to Form 10-Q Quarterly
               Report of the Company for the quarter ended June 30,
               1995). Incorporated by reference.
      4.02     Form of proposed New Supplemental Indenture providing for
               the Bonds. (Exhibit 4.02 in File No. 33-69852) Incorpo-
               rated by reference.
      5.01     Opinion of Jones, Day, Reavis & Pogue regarding legality.
               (Previously filed)
      5.02     Opinion of Ogden Newell & Welch regarding legality. (Pre-
               viously filed)
      5.03     Opinion of Hunton & Williams regarding legality. (Previ-
               ously filed)
     12.01     Computation of Ratio of Earnings to Fixed Charges. (Ex-
               hibit 12 to Form 10-Q of the Company for the quarter ended
               September 30, 1995). Incorporated by reference.
     23.01     Consent of Jones, Day, Reavis & Pogue (included in Exhibit
               5.01).
     23.02     Consent of Ogden Newell & Welch (included in Exhibit
               5.02).
     23.03     Consent of Hunton & Williams (included in Exhibit 5.03).
     23.04     Consent of Arthur Andersen LLP (Previously filed)
     25        Form T-1 and Form T-2 statements of eligibility of trust-
               ees. (Prevously filed)

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  THE REGISTRANT. PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 (INCLUDING THE REASONABLE BELIEF THAT THE SECURITY RATING REQUIREMENTS OF GENERAL INSTRUCTION I.B.2. WILL BE MET BY THE TIME OF SALE OF ANY BONDS REGISTERED HEREUNDER) AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO, AS THE CASE MAY BE, TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LEXINGTON, AND COMMONWEALTH OF KENTUCKY.

                                          Kentucky Utilities Company

                                             /s/ Michael R. Whitley
                                          By: _________________________________
                                             Michael R. Whitley
                                             Chairman, President and Chief
                                              Executive Officer

Dated: December 18, 1995

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO, AS THE CASE MAY BE, HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

Dated: December 18, 1995

                 SIGNATURE                                     TITLE
                 ---------                                     -----


         /s/ Michael R. Whitley             Chairman, President and Chief Executive
___________________________________________   Officer and Director (principal executive
             Michael R. Whitley               officer)

           /s/ O.M. Goodlett                Senior Vice President (principal financial
___________________________________________   officer)
               O.M. Goodlett

        /s/ Michael D. Robinson             Controller (principal accounting officer)
___________________________________________
            Michael D. Robinson

            /s/ Mira S. Ball                Director
___________________________________________
                Mira S. Ball

            /s/ Harry M. Hoe                Director
___________________________________________
                Harry M. Hoe

          /s/ Milton W. Hudson              Director
___________________________________________
              Milton W. Hudson

           /s/ John T. Newton               Director
___________________________________________
               John T. Newton


        /s/ Frank V. Ramsey, Jr.            Director
___________________________________________
           Frank V. Ramsey, Jr.

        /s/ Warren W. Rosenthal             Director
___________________________________________
            Warren W. Rosenthal

       /s/ William L. Rouse, Jr.            Director
___________________________________________
           William L. Rouse, Jr.

         /s/ Charles L. Shearer             Director
___________________________________________
            Charles L. Shearer

          /s/ Lee T. Todd, Jr.              Director
___________________________________________
             Lee T. Todd, Jr.
